FIDELITY BANK PaSB
                          SALARY CONTINUATION AGREEMENT

         THIS AGREEMENT is made this 8th day of September,  2003, by and between
FIDELITY  BANK  PaSB,  a  State  Stock  Savings  Bank  located  in   Pittsburgh,
Pennsylvania (the "Company") and LISA GRIFFITH (the "Executive").

                                  INTRODUCTION

         To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

         The Executive and the Company agree as follows:

                                    Article 1
                                   Definitions

         1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

                  1.1.1 "Change of Control" means that the Executive has been terminated within 12 months of a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor thereto; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities, or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by stockholders, of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

                  1.1.2 "Code" means the Internal Revenue Code of l986, as amended.

                  1.1.3 "Disability" means, if the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any group disability insurance policy provided by the Company or made available by the Company to its employees and covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

                  1.1.4   "Early   Retirement   Age"  means  the  later  of  the
         Executive's 55th birthday or the Executive's age after completing fifteen (15) Years of Service.

                  1.1.5 "Early Retirement Date" means the month, day and year in which Early Retirement occurs.

                  1.1.6 "Early Termination" means the Termination of Employment before Early Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

                  1.1.7 "Early Termination Date" means the month, day and year in which Early Termination occurs.

                  1.1.8 "Normal Retirement Age" means the Executive's 65th birthday.

                  1.1.9 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

                  1.1.10 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year.

                  1.1.11   "Termination for Cause" See Section 5.2.

                  1.1.12 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

                  1.1.13 "Year of Service" means each computation period of twelve consecutive months during which the Executive is employed on a full-time basis by the Company, inclusive of any approved leave of absence. The initial computation period shall commence on the Executive's date of employment and end twelve months thereafter.

                                    Article 2
                                 Living Benefits

         2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

                  2.1.1 Amount of Benefit. The annual benefit under this Section
         2.1 is $60,000 (Sixty Thousand Dollars). The Company's Board of Directors, in its sole discretion, may increase the benefit under this
         Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

                  2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following a period of sixty (60) days after the Executive's Normal Retirement Date and continuing for 179 additional months.

         2.2 Early Retirement Benefit. Upon Early Retirement, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

                  2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Retirement amount set forth in Schedule A for the Plan Year ending immediately prior to the Early Retirement Date.

                  2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following a period of 60 days after said Termination of Employment and continuing for 179 months.

         2.3 Early Termination Benefit. If the Executive terminates employment prior to Early Retirement Age, other than by reason of death or Disability, the Executive will not be entitled to a benefit under this Agreement. However, the Company's Board of Directors, in its sole discretion, may provide a benefit to the Executive upon Early Termination.

         2.4 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

                  2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Disability amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs.

                  2.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum on the first day of the month following a period of ninety (90) days after said Termination of Employment.

         2.5 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

                  2.5.1 Amount of Benefit. The benefit under this Section 2.5 is the Change of Control amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs.

                  2.5.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum on the first day of the month following a period of sixty (60) days after said Termination of Employment.

                                    Article 3
                                 Death Benefits

         3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

                  3.1.1 Amount of Benefit. The annual benefit under this Section
         3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

                  3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following a period of sixty (60) days after the Executive's death and continuing for 179 additional months.

         3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

         3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive's beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived; however, said benefit payments will commence upon the Executive's death.

                                    Article 4
                                  Beneficiaries

         4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

         4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 5
                               General Limitations

         Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

         5.1 Excess Parachute Payment. To the extent the benefit would create an excise tax under the excess parachute rules of Section 28OG of the Code.

         5.2 Termination for Cause. If the Company terminates the Executive's employment for:

                  5.2.1 Gross negligence or gross neglect of duties;

                  5.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

                  5.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

         5.3 Competition After Termination of Employment. No benefits shall be payable if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of the Executive's retirement or Termination of Employment. This section shall not apply following a Change of Control.

         5.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    Article 6
                          Claims and Review Procedures

         6.1  Claims  Procedure.  Any  person  or  entity  who has not  received
benefits  under  this  Agreement  that  he  or  she  believes   should  be  paid
("claimant") shall make a claim for such benefits as follows:

                  6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

                  6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                  6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                           (a) The specific reasons for the denial,

                           (b) A reference  to the  specific  provisions  of the
                  Agreement on which the denial is based,

                           (c) A description  of any  additional  information or
                  material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                           (d)  An   explanation  of  the   Agreement's   review
                  procedures and the time limits applicable to such procedures, and

                           (e) A statement  of the  claimant's  right to bring a
                  civil action under ERISA Section 502(a) following an adverse benefit determination on review.

         6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

                  6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

                  6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

                  6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                  6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                  6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                           (a) The specific reasons for the denial,

                           (b) A reference  to the  specific  provisions  of the
                  Agreement on which the denial is based,

                           (c) A  statement  that the  claimant  is  entitled to
                  receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

                           (d) A statement  of the  claimant's  right to bring a
                  civil action under ERISA Section 502(a).

                                    Article 7
                           Amendments and Termination

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    Article 8
                                  Miscellaneous

         8.1 Binding  Effect.  This  Agreement  shall bind the Executive and the
Company,   and   their   beneficiaries,    survivors,   executors,   successors,
administrators and transferees.

         8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

         8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Pennsylvania, except to the extent preempted by the laws of the United States of America.

         8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

         8.8 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

         8.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         8.10 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                  8.10.1  Interpreting the provisions of the Agreement;

                  8.10.2 Establishing and revising the method of accounting for the Agreement;

                  8.10.3  Maintaining a record of benefit payments; and

                  8.10.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         8.11 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                                     COMPANY:

                                               FIDELITY BANK PaSB


/s/ Lisa Griffith                              By /s/ Richard G. Spencer
-----------------                              -------------------------
Lisa Griffith                                  Title President & CEO
                                                     -------------------

                                   SCHEDULE A

                FIDELITY BANK PaSB SALARY CONTINUATION AGREEMENT

                                 LIVING BENEFITS

                                  Lisa Griffith


                                                                    Early                                         Change of
                                                                 Termination              Disability               Control
                                             Vested             Annual Benefit          Annual Benefit         Annual Benefit
   Plan                 Vesting              Accrued               Payable                 Payable                 Payable
   Year                 Schedule             Benefit            Immediately(1)           Immediately             Immediately
   ----                 --------             -------            --------------           -----------             -----------

     1                   0.00%                  $0                      $0                  $2,614                  $2,614
     2                   0.00%                  $0                      $0                  $8,145                  $8,145
     3                   0.00%                  $0                      $0                 $14,106                 $14,106
     4                   0.00%                  $0                      $0                 $20,529                 $20,529
     5                   0.00%                  $0                      $0                 $27,451                 $27,451
     6                   0.00%                  $0                      $0                 $34,911                 $34,911
     7                   0.00%                  $0                      $0                 $42,949                 $42,949
     8                   0.00%                  $0                      $0                 $51,611                 $51,611
     9                   0.00%                  $0                      $0                 $60,946                 $60,946
    10                   0.00%                  $0                      $0                 $71,006                 $71,006
    11                   0.00%                  $0                      $0                 $81,847                 $81,847
    12                   0.00%                  $0                      $0                 $93,529                 $93,529
    13                   0.00%                  $0                      $0                $106,118                $106,118
    14                   0.00%                  $0                      $0                $119,684                $119,684
    15                   0.00%                  $0                      $0                $134,304                $134,304
    16                   0.00%                  $0                      $0                $150,058                $150,058
    17                   0.00%                  $0                      $0                $167,036                $167,036
    18                   0.00%                  $0                      $0                $185,332                $185,332
    19                   0.00%                  $0                      $0                $205,048                $205,048
    20                 100.00%            $226,294                 $25,017                $226,294                $226,294
    21                 100.00%            $249,190                 $27,548                $249,190                $249,190
    22                 100.00%            $273,864                 $30,276                $273,864                $273,864
    23                 100.00%            $300,453                 $33,215                $300,453                $300,453
    24                 100.00%            $329,106                 $36,383                $329,106                $329,106
    25                 100.00%            $359,983                 $39,796                $359,983                $359,983
    26                 100.00%            $393,258                 $43,475                $393,258                $393,258
    27                 100.00%            $429,116                 $47,439                $429,116                $429,116
    28                 100.00%            $467,758                 $51,711                $467,758                $467,758
    29                 100.00%            $509,399                 $56,314                $509,399                $509,399
    30                 100.00%            $542,738                 $60,000                $542,738                $542,738

_________________
(1) Payments commence at termination of employment and are payable to the officer or her beneficiary in equal monthly installments for 15 years.